Exhibit 99.1

Icahn Enterprises L.P. (Nasdaq: IEP) Today Announced Its Fourth Quarter and Full Year 2023 Financial Results

Sunny Isles Beach, Fla, February 28, 2024 –

•	Fourth quarter net loss attributable to IEP of $139 million, an improvement of $116 million over prior year quarter

•	Fourth quarter Adjusted EBITDA attributable to IEP of $9 million, an increase of $84 million over prior year quarter

•	Indicative Net Asset Value was $4.76 billion as of December 31, 2023, a decrease of approximately $411 million compared to September 30, 2023, primarily driven by the shorts in the investment funds, which are used for hedging, and the distributions to our unitholders

•	IEP declares fourth quarter distribution of $1.00 per depositary unit

•	In December 2023 we defeased our 2024 notes and the next note maturity of $750 million is December of 2025

•	Our cash position was $2.7 billion across the Holding Company and Investment segments as of Year End 2023 (1)

As Chairman Carl C. Icahn has previously stated: "I have come to believe that activism, on a risk reward basis, is the best investment paradigm that exists. While this method of investing certainly is somewhat volatile, over the long term the returns cannot be matched.”

“In 2000, IEP began to expand its business beyond its traditional real estate activities to fully embrace the activist strategy. On January 1, 2000, the closing sale price of our depositary units was $7.63 per depositary unit. On February 16, 2024, our depositary units closed at $21.22 per depositary unit, representing an increase of approximately 1,066% since January 1, 2000 (including reinvestment of distributions into additional depositary units and taking into account in-kind distributions of depositary units). Comparatively, the S&P 500, Dow Jones Industrial and Russell 2000 indices increased approximately 436%, 491% and 453%, respectively, over the same period (including reinvestment of distributions into those indices).”

“The reason activism works so well is that, somewhat unfortunately, many public companies are not well run. It is very difficult and expensive to remove a poorly-performing CEO and board. And that is why so few investors today employ true activism. Fortunately for IEP and its unitholders, we are in a unique position to be activists. Given our track record, our stable capital base, and our willingness to launch proxy contests (which are extremely arduous and expensive to conduct and even more so to win), we are frequently invited into the tent without ever having to take aggressive actions. To that end, we currently have 25 board seats in our disclosed public company investments.”

“We encourage all of our companies to pursue spin-offs and asset sales when they create value, improve leadership in key positions and help manage and settle complex litigation. We often find ourselves investing in companies that are temporarily out of favor and/or contain hidden jewels. We have continued to pick our spots and find new, exciting activist opportunities, including the recently announced positions in American Electric Power Company, Inc. (ticker: AEP) and JetBlue Airways Corp. (ticker: JBLU) within our Investment segment.”

(1)   Our cash position of $2.7 billion consists of Investment segment cash held at consolidated partnerships of $1.1 billion, Holding Company cash and cash equivalents of $1.6 billion and Investment segment cash and cash equivalents of $23 million.

“Over the long term, our activist returns have been outstanding. Given our hedge portfolio and the frequent long time horizon of our complex activist investments, our returns can often be lumpy. There are also times when our hedge book can go against us and overwhelm the performance of our long positions. This underperformance has occurred several times in IEP's history. While there are never guarantees, we expect our returns to improve back to historical levels where our long positions far outperform our hedges. If successful, this should result in greatly enhanced NAV."

Financial Summary

(Net loss and Adjusted EBITDA figures in commentary below are attributable to Icahn Enterprises, unless otherwise specified)

For the three months ended December 31, 2023, revenues were $2.7 billion and net losses were $139 million, or a loss of $0.33 per depositary unit. Losses for the quarter were primarily driven by shorts in the investment funds, which are used for hedging. For the three months ended December 31, 2022, revenues were $3.1 billion and net losses were $255 million, or a loss of $0.74 per depository unit. Adjusted EBITDA was $9 million for the three months ended December 31, 2023, compared to an Adjusted EBITDA loss of $75 million for the three months ended December 31, 2022.

For the twelve months ended December 31, 2023, revenues were $10.8 billion and net losses were $684 million, or a loss of $1.75 per depositary unit. An important factor included in these results are losses from our shorts in the investment funds, which are used for hedging. For the twelve months ended December 31, 2022, revenues were $14.1 billion and net losses were $183 million, or $0.57 per depositary unit. Adjusted EBITDA was $361 million for the twelve months ended December 31, 2023, compared to $679 million for the twelve months ended December 31, 2022.

As of December 31, 2023, indicative net asset value decreased $411 million compared to September 30, 2023. This decrease is primarily driven by the shorts in the investment funds, which are used for hedging, and the distributions to our unitholders.

On February 26, 2024, the Board of Directors of the general partner of Icahn Enterprises declared a quarterly distribution in the amount of $1.00 per depositary unit, which will be paid on or about April 18, 2024, to depositary unitholders of record at the close of business on March 11, 2024. Depositary unitholders will have until April 5, 2024, to make a timely election to receive either cash or additional depositary units. If a unitholder does not make a timely election, it will automatically be deemed to have elected to receive the distribution in additional depositary units. Depositary unitholders who elect to receive (or who are deemed to have elected to receive) additional depositary units will receive units valued at the volume weighted average trading price of the units during the five consecutive trading days ending April 12, 2024. Icahn Enterprises will make a cash payment in lieu of issuing fractional depositary units to any unitholders electing to receive (or who are deemed to have elected to receive) depositary units.

***

Icahn Enterprises L.P., a master limited partnership, is a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment, Energy, Automotive, Food Packaging, Real Estate, Home Fashion and Pharma.

Caution Concerning Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises and its subsidiaries. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors, including risks related to economic downturns, substantial competition and rising operating costs; the impacts from the Russia/Ukraine conflict and conflict in the Middle East, including economic volatility and the impacts of export controls and other economic sanctions, risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, declines in the fair value of our investments as a result of the COVID-19 pandemic, losses in the private funds and loss of key employees; risks related to our ability to continue to conduct our activities in a manner so as to not be deemed an investment company under the Investment Company Act of 1940, as amended, or to be taxed as a corporation; risks related to short sellers and associated litigation and regulatory inquiries; risks related to our general partner and controlling unitholder; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, declines in global demand for crude oil, refined products and liquid transportation fuels, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; risks related to the success of a spin-off of the fertilizer business including risks related to any decision to cease exploration of a spin-off; risks related to our automotive activities and exposure to adverse conditions in the automotive industry, including as a result of the COVID-19 pandemic and the Chapter 11 filing of our automotive parts subsidiary; risks related to our food packaging activities, including competition from better capitalized competitors, inability of our suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; supply chain issues; inflation, including increased costs of raw materials and shipping, including as a result of the Russia/Ukraine conflict and conflict in the Middle East; interest rate increases; labor shortages and workforce availability; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, manufacturing disruptions, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission including out Annual Report on Form 10-K and our quarterly reports on Form 10-Q under the caption “Risk Factors”. Additionally, there may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the forward-looking statements. Past performance in our Investment segment is not indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	(in millions, except per unit amounts)
Revenues:
Net sales	$2,644	$3,280	$11,077	$13,378
Other revenues from operations	182	186	770	748
Net loss from investment activities	(300)	(478)	(1,575)	(168)
Interest and dividend income	155	148	636	328
Gain (loss) on disposition of assets, net	3	(11)	8	(8)
Other loss, net	(7)	(24)	(69)	(177)
	2,677	3,101	10,847	14,101
Expenses:
Cost of goods sold	2,380	2,951	9,327	11,689
Other expenses from operations	160	142	643	583
Selling, general and administrative	199	329	852	1,250
Restructuring, net	—	2	1	2
Impairment	7	—	7	—
Credit loss on related party note receivable	—	—	139	—
Loss on deconsolidation of subsidiary	—	—	246	—
Interest expense	128	144	554	568
	2,874	3,568	11,769	14,092
(Loss) income before income tax benefit (expense)	(197)	(467)	(922)	9
Income tax (expense) benefit	(8)	59	(90)	(34)
Net loss	(205)	(408)	(1,012)	(25)
Less: net loss attributable to non-controlling interests	(66)	(153)	(328)	158
Net loss attributable to Icahn Enterprises	$(139)	$(255)	$(684)	$(183)

Net loss attributable to Icahn Enterprises allocated to:
Limited partners	$(136)	$(250)	$(670)	$(179)
General partner	(3)	(5)	(14)	(4)
	$(139)	$(255)	$(684)	$(183)

Basic and Diluted loss per LP unit	$(0.33)	$(0.74)	$(1.75)	$(0.57)
Basic and diluted weighted average LP units outstanding	412	340	382	316
Distributions declared per LP unit	$1.00	$2.00	$6.00	$8.00

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,
	2023	2022

	(in millions, except unit amounts)
ASSETS
Cash and cash equivalents	$2,951	$2,337
Cash held at consolidated affiliated partnerships and restricted cash	2,995	2,549
Investments	3,012	6,809
Due from brokers	4,367	7,051
Accounts receivable, net	485	606
Related party notes receivable, net	11	—
Inventories	1,047	1,531
Property, plant and equipment, net	3,969	4,038
Deferred tax asset	184	127
Derivative assets, net	64	805
Goodwill	288	288
Intangible assets, net	466	533
Other assets	1,019	1,240
Total Assets	$20,858	$27,914
LIABILITIES AND EQUITY
Accounts payable	$830	$870
Accrued expenses and other liabilities	1,596	1,981
Deferred tax liabilities	399	338
Derivative liabilities, net	979	691
Securities sold, not yet purchased, at fair value	3,473	6,495
Due to brokers	301	885
Debt	7,207	7,096
Total liabilities	14,785	18,356

Commitments and contingencies (Note 19)

Equity:
Limited partners: Depositary units: 429,033,241 units issued and outstanding at December 31, 2023 and 353,572,182 units issued and outstanding at December 31, 2022	3,969	4,647
General partner	(761)	(747)
Equity attributable to Icahn Enterprises	3,208	3,900
Equity attributable to non-controlling interests	2,865	5,658
Total equity	6,073	9,558
Total Liabilities and Equity	$20,858	$27,914

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP EBITDA and Adjusted EBITDA. EBITDA represents earnings from continuing operations before net interest expense (excluding our Investment segment), income tax (benefit) expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding certain effects of impairment, restructuring costs, transformation costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt and certain other non-operational charges. We present EBITDA and Adjusted EBITDA on a consolidated basis and on a basis attributable to Icahn Enterprises net of the effects of non-controlling interests. We conduct substantially all of our operations through subsidiaries. The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us for payment of our indebtedness, payment of distributions on our depositary units or otherwise, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries currently may be subject or into which they may enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us.

We believe that providing EBITDA and Adjusted EBITDA to investors has economic substance as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the core operating performance of our business without regard to interest (except with respect to our Investment segment), taxes and depreciation and amortization and certain effects of impairment, restructuring costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt and certain other non-operational charges. Additionally, we believe this information is frequently used by securities analysts, investors and other interested parties in the evaluation of companies that have issued debt. Management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results, as well as in planning, forecasting and analyzing future periods. Adjusting earnings for these charges allows investors to evaluate our performance from period to period, as well as our peers, without the effects of certain items that may vary depending on accounting methods and the book value of assets. Additionally, EBITDA and Adjusted EBITDA present meaningful measures of performance exclusive of our capital structure and the method by which assets were acquired and financed. Effective December 31, 2023, we modified our calculation of EBITDA to exclude the impact of net interest expense from the Investment segment. This change has been applied to all periods presented. We believe that this revised presentation improves the supplemental information provided to our investors because interest expense within the Investment segment is associated with its core operations of investment activity rather than representative of its capital structure.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under generally accepted accounting principles in the United States, or U.S. GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	do not reflect changes in, or cash requirements for, our working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the industries in which we operate may calculate EBITDA and Adjusted EBITDA  differently than we do, limiting their usefulness as comparative measures. In addition, EBITDA and Adjusted EBITDA  do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with U.S. GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Given these limitations, we rely primarily on our U.S. GAAP results and use EBITDA and Adjusted EBITDA only as a supplemental measure of our financial performance.

Use of Indicative Net Asset Value Data

The Company uses indicative net asset value as an additional method for considering the value of the Company’s assets, and we believe that this information can be helpful to investors. Please note, however, that the indicative net asset value does not represent the market price at which the depositary units trade. Accordingly, data regarding indicative net asset value is of limited use and should not be considered in isolation.

The Company's depositary units are not redeemable, which means that investors have no right or ability to obtain from the Company the indicative net asset value of units that they own. Units may be bought and sold on The Nasdaq Global Select Market at prevailing market prices. Those prices may be higher or lower than the indicative net asset value of the depositary units as calculated by management.

See below for more information on how we calculate the Company’s indicative net asset value.

	December 31,	September 30,	December 31,
	2023	2023	2022

	(in millions)(unaudited)
Market-valued Subsidiaries and Investments:
Holding Company interest in Investment Funds(1)	$3,243	$3,634	$4,184
CVR Energy(2)	2,021	2,270	2,231
Total market-valued subsidiaries and investments	$5,264	$5,904	$6,415

Other Subsidiaries:
Viskase(3)	$386	$378	$243
Real Estate Holdings(1)	439	440	455
WestPoint Home(1)	153	158	156
Vivus(1)	227	227	241

Automotive Services(4)	660	601	490
Automotive Parts(1)(5)(6)	15	8	381
Automotive Owned Real Estate Assets(7)	763	831	831
Icahn Automotive Group	1,438	1,440	1,702

Total other subsidiaries	$2,643	$2,643	$2,797
Add: Other Net Assets(8)	114	117	20
Indicative Gross Asset Value	$8,021	$8,664	$9,232
Add: Holding Company cash and cash equivalents(9)	1,584	1,813	1,720
Less: Holding Company debt(9)	(4,847)	(5,308)	(5,309)
Indicative Net Asset Value	$4,758	$5,169	$5,643

Indicative net asset value does not purport to reflect a valuation of IEP. The calculated indicative net asset value does not include any value for our Investment Segment other than the fair market value of our investment in the Investment Funds. A valuation is a subjective exercise and indicative net asset value does not necessarily consider all elements or consider in the adequate proportion the elements that could affect the valuation of IEP. Investors may reasonably differ on what such elements are and their impact on IEP. No representation or assurance, express or implied, is made as to the accuracy and correctness of indicative net asset value as of these dates or with respect to any future indicative or prospective results which may vary.

(1)	Represents GAAP equity attributable to us as of each respective date.
(2)	Based on closing share price on each date (or if such date was not a trading day, the immediately preceding trading day) and the number of shares owned by the Holding Company as of each respective date.
(3)	Amounts based on market comparables due to lack of material trading volume, valued at 9.0x Adjusted EBITDA for the trailing twelve months ended as of each respective date

(4)	Amounts based on market comparables, valued at 10.0x Adjusted EBITDA for the trailing twelve months ended December 31, 2023 and September 30, 2023, valued at 14.0x Adjusted EBITDA for the trailing twelve months ended December 31, 2022, respectively.
(5)	On January 31, 2023, a subsidiary of Icahn Automotive, IEH Auto Parts Holding LLC and its subsidiaries (“Auto Plus”), an aftermarket parts distributor held within our Automotive segment, filed voluntary petitions in the United States Bankruptcy Court. As a result, IEP deconsolidated Auto Plus, writing down its remaining equity interest to zero which was offset by the recognition of a related party note receivable reflected in Other Net Assets.
(6)	Beginning in Q2 2023, a wholly owned subsidiary of IEP within the Automotive segment acquired assets from the Auto Plus bankruptcy auction, which are reflected in Automotive Parts.
(7)	Management performed a valuation on the owned real-estate with the assistance of third-party consultants to estimate fair-market-value. This analysis utilized property-level market rents, location level profitability, and utilized prevailing cap rates ranging from 7.0% to 10.0% as of December 31, 2023, and 6.8% to 8.0% as of September 30, 2023, and December 31, 2022. The valuation assumed that triple net leases are in place for all the locations at rents estimated by management based on market conditions. There is no assurance we would be able to sell the assets on the timeline or at the prices and lease terms we estimate. Different judgments or assumptions would result in different estimates of the value of these real estate assets. Moreover, although we evaluate and provide our indicative net asset value on a regular basis, the estimated values may fluctuate in the interim, so that any actual transaction could result in a higher or lower valuation.
(8)	Represents GAAP equity of the Holding Company Segment, excluding cash and cash equivalents, debt and non-cash deferred tax assets or liabilities. As of December 31, 2023 and September 30, 2023, Other Net Assets includes $20 million and $26 million, respectively, of Automotive Segment liabilities assumed from the Auto Plus bankruptcy.
(9)	Holding Company’s balance as of each respective date.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	(in millions)(unaudited)
Adjusted EBITDA
Net (loss) income	($205)	($408)	($1,012)	($25)
Interest expense, net	54	75	253	355
Income tax expense (benefit)	8	(59)	90	34
Depreciation and amortization	134	129	518	509
EBITDA before non-controlling interests	(9)	(263)	(151)	873
Impairment	7	-	7	-
Credit loss on related party note receivable	-	-	139	-
Loss on deconsolidation of subsidiary	-	-	246	-
Restructuring costs	1	2	1	2
(Gain) loss on disposition of assets	(4)	1	(10)	(3)
Transformation costs	11	12	41	53
Net (gain) loss on extinguishment of debt	(13)	-	(13)	1
Out of period adjustments	2	52	10	52
Call option lawsuits settlement	-	-	-	79
Other	2	29	11	40
Adjusted EBITDA before non-controlling interests	($3)	($167)	$281	$1,097

Adjusted EBITDA attributable to IEP
Net (loss) income	($139)	($255)	($684)	($183)
Interest expense, net	49	66	224	314
Income tax expense (benefit)	4	(72)	36	(4)
Depreciation and amortization	89	90	354	352
EBITDA attributable to IEP	3	(171)	(70)	479
Impairment	7	-	7	-
Credit loss on related party note receivable	-	-	139	-
Loss on deconsolidation of subsidiary	-	-	246	-
Restructuring costs	1	2	1	2
(Gain) loss on disposition of assets	(4)	1	(10)	(3)
Transformation costs	11	12	41	53
Net (gain) loss on extinguishment of debt	(13)	-	(13)	1
Out of period adjustments	2	52	10	52
Call option lawsuits settlement	-	-	-	56
Other	2	29	10	39
Adjusted EBITDA attributable to IEP	$9	($75)	$361	$679

Investor Contact:

Ted Papapostolou, Chief Financial Officer

IR@ielp.com

(800) 255-2737